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                               PROMISSORY NOTE

U.S.$4,290,562.00                                     South St. Paul, Minnesota
                                                                   June 1, 1997


          FOR VALUE RECEIVED, the undersigned, Destron Fearing Corporation, a Delaware corporation ("Maker"), promises to pay to Hughes Microelectronics Europa Espana S.A. ("Holder") or order, the principal amount of Four Million Two Hundred Ninety Thousand Five Hundred and Sixty-two U.S. Dollars (U.S. $4,290,562.00), with interest, from the date hereof on the unpaid principal balance hereunder at the rate shown for each applicable time period on the attached Exhibit A and with first installment of interest and principal due June 30, 1997. Unless accelerated as provided hereunder, the outstanding principal amount under this Promissory Note (this "Note"), together with all accrued and unpaid interest thereon, shall be due and payable in the installments and at the times shown on the attached Exhibit A.

          This Note arises from a debt owing on the sale of industrial property from the Holder in Spain to the Maker in the United States. Analysis of this debt, a listing of invoices, is set forth in Exhibit C.

          Each payment under this Note shall first be credited against costs and expenses provided for hereunder, second to the payment of accrued and unpaid interest, and the remainder shall be credited against principal. Holder and each holder hereof shall have the continuing and exclusive right to apply any and all payments hereunder. All amounts due hereunder shall be payable without defense, set off or counterclaim, in lawful money of the United States of America, and in the same day funds and delivered to Holder by wire transfer to Holder's account number 221240 at Banco Santander, Armengual de la Mota 3, 29007 Malaga, Spain, or at such other place as Holder or any holder hereof shall designate in writing for such purpose from time to time. If a payment hereunder otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and


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interest shall be payable thereon during such extension at the rate applicable if the payment had been made on the date originally due and payable.

          The foregoing notwithstanding, to the extent permitted by Maker's existing Loan and Security Agreement with Coast Business Credit-Registered Trademark- ("Senior Lender") any and all amounts received by Maker for existing transponder inventory designated for and sold to Schering-Plough will immediately be paid in full to Holder. If said inventory is sold to any other customer, any and all amounts received for a monthly sale of $100,000.00 and over, or $500,000.00 and over for an individual sale, will immediately be paid in full to Holder. Any proceeds from sale of this inventory will be credited against principal owing under this Note, provided that such application shall first be made to the principal amount due on October 31, 1998, to the extent it has not yet been paid.

          At the end of each calendar quarter commencing with the quarter ending December 31, 1997, to the extent Maker is in compliance with the Senior Lender's payment schedule and default covenants, has a ratio of at least 1:1 of current assets minus cash to current liabilities minus overdraft, and has cash or cash equivalents, less amounts due to Senior Lender, on hand in excess of $1,000,000.00, such excess shall be paid immediately to Holder and applied first against the principal amount due on October 31, 1998, and then against the remaining principal owing under this Note. (Example: Should Destron have cash on hand of $2.7M and an amount of $1.5M due to the Senior Lender, then Destron would pay down $200,000.00 of the principal under this Note, leaving net cash of $1,000,000.00.)

          This Note may be prepaid in whole or in part at any time at the option and sole discretion of Maker, whether or not advance notice of any such prepayment, which shall not be required, shall have been given or revoked. Any prepayment shall be without premium or penalty except that accrued and unpaid interest shall be paid to the date of payment on the principal amount prepaid. Any partial principal prepayment under this Note will not relieve Maker from its obligation hereunder to make future mandatory payments each month until all principal hereof is repaid in full. Upon the occurrence of a default hereunder including, without limitation, failure to pay any principal hereof or


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interest hereon by five (5) days after the due date (whether by acceleration or otherwise) for such payment, interest shall thereafter accrue on the entire unpaid principal balance hereunder, including without limitation any delinquent interest which has been added to the principal amount due under this Note pursuant to the terms hereof, at the rate of thirteen and one-quarter percent (13.25%) per annum, or the highest rate allowed by law, whichever is less. In addition, upon the occurrence of a default hereunder, the Holder may, at its option, following fifteen (15) business days notice from the Holder to Maker, without any other demand upon Maker or any other party, declare immediately due and payable the entire principal balance hereof together with all accrued and unpaid interest thereon, plus any other amounts then owing pursuant to this Note, whereupon the same shall be immediately due and payable, except as provided herein.

         Maker covenants to notify Holder before incurring any debt or guarantee obligations outside the ordinary course of business (i.e., outside of trade payables, and the like) at any time while this Note is outstanding.

         Upon the occurrence that Maker should be found in default as stated under Senior Lender's Events of Default (Exhibit B), then payments to Holder will cease until such time as Maker has resolved the situation and is again in compliance with Senior Lender's covenants or Holder has prior written consent of the Senior Lender (or any substitute Senior Lender). The payment of the principal, interest, fees and other sums arising pursuant to this Note (the "Subordinated Debt") is expressly subordinated, in the manner hereinafter set forth, in right of payment to the prior payment and satisfaction in full of the Senior Debt. As used herein, "Senior Debt" means the principal, interest, fees and other sums payable to the Senior Lender and any future restructuring of such indebtedness (including any restructurings where a new lender is substituted for the Senior Lender) but not including any additional borrowings from the Senior Lender (or any substitute Senior Lender) made after the date of this Agreement. The Senior Lender must immediately notify Holder of the event of default before it becomes effective. Notwithstanding the Events of Default set forth in Exhibit B, should default occur under Items (g) (h) (l) or (m) of Exhibit B, a materiality standard of $50,000.00, in the

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aggregate, will apply, wherein Maker's payments to Holder will continue for any occurrences valued at $50,000.00 and under.

         Maker covenants that at all times while this Note is outstanding, at Holder's option, Holder may designate a person to serve on Maker's Board of Directors, and Maker shall arrange for any such designated person, or such person's successors as designated by Holder to be appointed to Maker's Board of Directors. At all times while this Note is outstanding, Maker will provide the Holder and a copy to its parent, Hughes Electronics Corp, its Form 10Q quarterly filings and Form 10K annual filing with the Securities and Exchange Commission (the "SEC") simultaneously with making its filing with the SEC. If Maker ceases to be registered with the SEC while this Note is outstanding, Maker will provide similar quarterly financial information in writing to the Holder at the times when such filings would have been due to the SEC, if Maker were still a registered company.

         Maker covenants to deliver to Holder, to the attention of Mr. Amnon Carr, on or before June 30, 1997, a letter or letters from Maker's outside legal counsel representing that since the date of this Note, Maker has received contributions of additional equity in the amount of at least Three Million Three Hundred Thousand Dollars ($3,300,000.00) and has obtained an additional bank line of credit, totaling at least One Million Five Hundred Thousand Dollars ($1,500,000.00).

         Maker covenants to deliver to Holder, to the attention of Mr. Amnon Carr, within ninety (90) days after the end of each of Maker's fiscal years, while this Note is outstanding, a letter from Maker's independent auditors setting forth in detail the amount, if any, received by Maker in the prior fiscal year from Schering-Plough for the inventory currently designated for that company, and the amount thereof which was paid to Holder under this Note.

         Maker covenants that Holder may, at Holder's discretion, either directly or through its independent auditors, audit Maker's quarterly financial statements to determine that the working capital and cash balances then maintained by Maker are in reasonable amounts taking into account Maker's normal business requirements.


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          The breach of any of the foregoing covenants shall be deemed a material default under this Note.

           No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of Holder or any holder hereof, and then only to the extent specifically set forth therein.

          If any default occurs in any payment due under this Note, Maker and its successors and assigns promise to pay all costs and expenses, including reasonable attorneys' fees, incurred by each holder thereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the Holder's rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by the Holder's acceptance of any past due payments or by any indulgence granted by the Holder to Maker.

          Maker and its successors and assigns hereby waive presentment, demand, diligence, protest and notice of every kind, and agree that they shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Note granted by any holder hereof, any change, alteration or release of any property now or hereafter securing the payment hereof or any delay or failure by the Holder hereof to exercise any rights under this Note. Maker and its successors and assigns hereby waive their right to plead any and all statutes of limitation as a defense to a demand hereunder to the full extent permitted by law.

          This Note shall inure to the benefit of Holder, its successors and assigns and shall bind the successors and assigns of Maker; provided, however, that nothing herein shall be construed to permit Maker to assign (by operation of law or otherwise) its obligations hereunder to any person or entity without the express written consent of Holder in Holder's sole discretion. Each reference herein to powers or rights of Holder shall also be deemed a reference to the same power or right of Holder's assignees, to the extent of the interest assigned to them.



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          In the event that any one or more provisions of the Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

          This Note shall be governed by and construed in accordance with the laws of the State of California, excluding any choice of law provisions or conflict of laws principles which would require reference to the laws of any other jurisdiction. With respect to any claim of any party arising out of or under this Note, (a) Maker irrevocably submits to the exclusive jurisdiction of the State and federal courts located in the State of California, and (b) Maker irrevocably waives any objection which it may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Note brought in any such courts and irrevocably waives any claim that such suit, action or proceeding is brought in an inconvenient forum, and further irrevocably waives the right to object, with respect to such suit, claim or proceeding brought in any such court, that such court does not have jurisdiction over Maker.

          Notices to the Holder required in the terms of this Note shall be provided to both the Holder, at P.O. Box 73, Campanillas, Malaga, Spain (Attn: Finance Director) and a copy to its parent, Hughes Electronics Corp at P.O. Box 80028, Los Angeles, CA 90080 (Attn: Treasurer).

          IN WITNESS THEREOF, Maker has caused this Note to be duly executed the day and year first above written.



                                                   DESTRON FEARING CORPORATION



                                               By:    /s/ Randolph K. Geissler
                                                      ------------------------
                                                            Its: President




                                               By:    /s/ Thomas J. Ahmann
                                                      ------------------------
                                                            Its: Secretary



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